Exhibit 10(b)

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

SEVERANCE AND CHANGE IN CONTROL AGREEMENT (the “Agreement”), effective as of June 30, 2005 (the “Effective Date”), by and between Material Sciences Corporation, a Delaware corporation (the “Company”), and Jeffrey J. Siemers (the “Executive”).

WITNESSETH:

WHEREAS, the Company wishes to provide severance and change in control benefits to the Executive; and

WHEREAS, the Board determined that it is in the best interest of the Company and its shareholders to enter into a new severance agreement with the Executive.

NOW THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree as follows:

1. Definitions.

“Affiliate” means any corporation, partnership, limited liability company, association, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, including the subsidiaries of the Company and other entities controlled by such subsidiaries.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Cause” means, with respect to the Executive, one or more of the following: (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Affiliates substantial public disgrace or disrepute or substantial economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Company’s Chief Executive Officer, (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries to the material disadvantage or detriment of the Company and its Affiliates, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Affiliates or (vi) any other material breach of this Agreement which is not cured to the reasonable satisfaction of the Company’s Chief Executive Officer within fifteen (15) days after written notice thereof to the Executive.

“Change in Control” means:

(i) the acquisition by any Person or Persons acting in concert, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire stock); or

(ii) the consummation of (a) any consolidation or merger of the Company, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger hold proportionately at least a majority of the outstanding common stock of the continuing or surviving corporation; or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company (“Transfer Transaction”), except where (1) the Company owns all of the outstanding stock of the transferee entity or (2) the holders of the Company’s common stock immediately prior to the Transfer Transaction own proportionately at least a majority of the outstanding stock of the transferee entity, immediately after the Transfer Transaction; or (c) any consolidation or merger of the Company where, after the consolidation or merger, one Person owns one hundred percent (100%) of the shares of stock of the Company (except where the holders of the Company’s common stock immediately prior to such merger or consolidation own proportionately at least a majority of the outstanding stock of such Person immediately after such consolidation or merger).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Company” means the Material Sciences Corporation, a Delaware corporation, and includes any successor or assignee corporation, corporations or other entity into which the Company may be merged, changed or consolidated, any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

“Compensation” means the sum of (i) the Executive’s annual rate of salary as of the date or event upon which the amount of Compensation is being determined plus (ii) the amount awarded to the Executive under the MIP for the most recently completed fiscal year preceding the date or event upon which the amount of Compensation is being determined.

“Compensation Committee” means the Compensation Committee of the Board.

“Constructive Discharge” means the occurrence, without the express written consent of the Executive, of any one of the following events:

(i) the assignment to the Executive of any duties significantly inconsistent with Executive’s position and status with the Company or a substantial adverse alteration in the nature or status of the Executive’s employment responsibilities from those in existence on the date hereof;

(ii) the relocation of the Executive’s office or job location to a location not within seventy-five miles (75) of the Executive’s present office or job location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(iii) the liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction or series of transactions in which the resulting or surviving transferee entity assumes this Agreement and all obligations and undertakings hereunder by operation of law or otherwise, or

(iv) a substantial reduction in the Executive’s Compensation, other than a reduction that is part of an overall reduction in the Compensation of all officers of the Company. For purposes of this Agreement, a substantial reduction in the Executive’s Compensation shall be deemed to have occurred if, at any time during the term hereof, the Executive’s Compensation is reduced below eighty-five percent (85%) of his Compensation as of the Effective Date.

An event shall not be considered a Constructive Discharge unless the Executive provides written notice to the Company specifying the event relied upon for Constructive Discharge within sixty (60) days after the occurrence of such event. Within thirty (30) days of receiving such written notice from the Executive, the Company may cure or cause to be cured the event upon which the Executive claims a Constructive Discharge and no Constructive Discharge shall have been considered to have occurred with respect to such event. The Company and the Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute a Constructive Discharge.

“Disability” means a mental or physical illness that entitles the Executive to receive benefits under the long-term disability plan of the Company, or, if there is no such plan or the Executive is not covered by such a plan or the Executive is not an employee of the Company, a mental or physical illness that renders the Executive totally and permanently incapable of performing the Executive’s duties for the Company, as determined by the Committee. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred while participating in a criminal offence. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Independent Tax Counsel” means a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized consulting firm, with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be reasonably acceptable to the Executive, and whose fees and disbursements shall be paid by the Company.

“MIP” means the Management Incentive Plan adopted by the Compensation Committee, as the same may be amended, modified, supplemented or restated from time to time (including any successor thereto or replacement therefore).

“Person” has the meaning provided in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) except that such term shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2. Term; At-Will Employment.

(a) This Agreement shall be effective as of the Effective Date and shall terminate on June 30, 2006; provided, however, that this Agreement automatically shall renew for successive one year terms unless either party delivers written notice to the other party at least sixty (60) days in advance of June 30, 2006, or the expiration of the applicable renewal term, as the case may be, that such party desires to terminate this Agreement as of June 30, 2006, or the last day of the applicable renewal term, as the case may be. Notwithstanding the foregoing, if a Change in Control occurs on or prior to June 30, 2006, or the last day of the applicable renewal term, as the case may be, this Agreement shall continue in effect for fifteen (15) full calendar months following the date of a Change in Control.

(b) The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason during the term of this Agreement, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as specifically provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

3. Severance Benefit Following a Change in Control.

(a) If, during the period commencing on the date of a Change in Control and ending on the last day of the fifteenth (15th) full calendar month following the date of a Change in Control, the Executive’s employment with the Company is terminated by the Company for any reason, other than Cause, Disability or death, or is terminated by the Executive in the event of a Constructive Discharge, then, within ten (10) business days after such termination (unless and to the extent that a later date may be required by Section 409A of the Code), the Company shall pay to the Executive (or, if the Executive has died before receiving all payments to which he has become entitled hereunder, to the beneficiary or estate of the Executive as described in paragraph 14) the sum of: (i) all accrued but unpaid salary and accrued but unused paid time off as of the date Executive’s employment with the Company is terminated, and (ii) severance pay in a lump sum cash amount equal to the Executive’s Compensation as of the date Executive’s employment with the Company is terminated multiplied by 1.5. The Executive’s termination of employment with the Company to become an employee of an Affiliate shall not be considered a termination of employment for purposes of this Agreement, provided that such termination and subsequent employment is not a Constructive Discharge. The subsequent termination of the Executive’s employment from such Affiliate for any reason other than Cause, Disability or death, without employment at another Affiliate, shall be considered a termination of employment for purposes of this Agreement. In the event of any termination of the Executive’s employment as described in this paragraph 3(a), the Executive shall be under no obligation to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

(b) During the eighteen (18) months (the “CIC Coverage Period”) following the date Executive’s employment is terminated under paragraph 3(a), the Executive shall be entitled to the continuation of medical, dental, prescription drug, and vision benefits for the Executive and the Executive’s family (if dependent coverage had been provided) at least equal to those provided as of the date the Executive’s employment was terminated. The Executive’s coverage during such eighteen (18) month period shall not be included in the calculation of the period of coverage to be provided pursuant to any statutory continuation of benefits obligation (such as COBRA). The Executive’s right to statutory continuation coverage shall commence on the first day following the end of such eighteen (18) month period. If such welfare benefit plans and programs do not allow the Executive’s continued participation, a cash payment shall be made to the Executive equal to the value of the additional benefits the Executive would have received under such benefit programs in which the Executive was participating immediately prior to the date Executive’s employment was terminated. With respect to any payment under the immediately preceding sentence, the value of any insurance-provided benefits shall be based on the premium cost to the Executive, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating. Notwithstanding the foregoing provisions of this paragraph 3(b), each of the Company’s obligations under this paragraph 3(b) shall cease upon the date that the Executive becomes eligible to receive substantially comparable benefits provided by an employer of the Executive other than the Company.

(c) All stock options and shares of restricted stock granted by the Company to the Executive which are unvested immediately prior to a Change in Control shall, as a consequence of such Change in Control, become fully vested, and shall thereafter remain fully exercisable by the Executive for the period set forth in the plans or arrangements under which such awards or grants were made, or, if no such period exists in the plans or arrangements under which such awards or grants were made, the ninety (90) day period following such Change in Control.

4. Termination Apart from a Change in Control.

(a) If (but without duplication with the provisions set forth above in paragraph 3) the Executive’s employment with the Company is terminated by the Company for any reason, other than Cause, Disability or death, or is terminated by the Executive in the event of a Constructive Discharge, in each case prior to a Change in Control, the Executive shall be entitled to severance benefits in an amount equal to the Executive’s Compensation as of the date Executive’s employment with the Company is terminated multiplied by 1.0, and payable in regular installments in accordance with the Company’s general payroll practices in effect from time to time (unless and to the extent that (i) a delay in payments is required by Code Section 409A or (ii) the Company elects to accelerate such payments to avoid application of Code Section 409A).

(b) During the twelve (12) months (the “Non-CIC Coverage Period”) following the date that the Executive’s employment is terminated under paragraph 4(a), the Executive shall be entitled to the continuation of medical, dental, prescription drug, and vision benefits for the Executive and the Executive’s family (if dependent coverage had been provided) at least equal to those provided as of the date the Executive’s employment was terminated. The Executive’s coverage during such twelve (12) month period shall not be included in the calculation of the period of coverage to be provided pursuant to any statutory continuation of benefits obligation (such as COBRA). The Executive’s right to statutory continuation coverage shall commence on the first day following the end of such twelve (12) month period. If such welfare benefit plans and programs do not allow the Executive’s continued participation, a cash payment shall be made to the Executive equal to the value of the additional benefits the Executive would have received under such benefit programs in which the Executive was participating immediately prior to the date the Executive’s employment was terminated. With respect to any payment under the immediately preceding sentence, the value of any insurance-provided benefits shall be based on the premium cost to the Executive, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating. Notwithstanding the foregoing provisions of this paragraph 4(b), each of the Company’s obligations under this paragraph 4(b) shall cease upon the date that the Executive becomes eligible to receive substantially comparable benefits provided by an employer of the Executive other than the Company.

(c) All stock options and shares of restricted equity granted by the Company to the Executive which have vested prior to the date that the Executive’s employment is terminated shall remain exercisable by the Executive for the period set forth in the plans or arrangements under which such awards or grants were made, or, if no such period exists in the plans or arrangements under which such awards or grants were made, the ninety (90) day period following termination.

5. Excise Tax Gross-Up.

(a) In the event that the Executive becomes entitled to the payments and benefits provided under this Agreement and/or any other payments or benefits in connection with a change in control or termination of the Executive’s employment with the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) (collectively, the “Payments”), and if any of the Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, then (i) if the aggregate amount of the Payments is equal to or greater than 330% of the “base amount” as defined in Section 280G(b)(3) of the Code, then the Company shall pay to the Executive, at least thirty (30) days prior to the time payment of any such Excise Tax is due, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax and any federal and state and local income tax imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payments; and (ii) if the aggregate amount of the Payments is less than 330% of the “base amount,” then the aggregate present value of the payments made pursuant to the terms of this Agreement alone without taking into account payments made pursuant to any other agreements between the Company and the Executive shall be reduced so that the Payment equals 299.99% of the “base amount” (it being understood that in no event shall the amount of the payment made pursuant to the terms of this Agreement be less than $0).

(b) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax, if, in the opinion of Independent Tax Counsel, the Payments (in whole or in part) do not constitute parachute payments or excess parachute payments or are otherwise not subject to the Excise Tax, (ii) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(l) (after applying clause (i) above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

(c) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(d) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive’s employment, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

6. Additional Understandings.

(a) Executive Insurance Policy. If applicable and immediately after the date of the termination of Executive’s employment hereunder, Executive agrees to be solely responsible for the payment of the premiums under his long-term care/life insurance policy.

(b) Outplacement Services. In the event the Executive’s employment is terminated by the Company for any reason other than Cause, Disability or death, or is terminated by Executive in the event of a Constructive Discharge, the Company shall provide the Executive with, as selected by the Executive, either (i) a cash payment of $10,000 or (ii) outplacement services at an executive level through one or more outside firms up to an aggregate cost of $20,000 and in accordance with the Company’s past practice, with such services to extend until the earlier of (x) twelve (12) months following the termination of the Executive’s employment hereunder or (y) the date that the Executive secures full time employment. The Executive understands that any payments or benefits received under this paragraph 6(b) are subject to income taxes.

(c) Directors’ and Officers’ Insurance. Prior to a Change in Control, the Company shall maintain a directors’ and officers’ liability insurance policy (with coverage for the Executive) consistent with past practice. The Executive shall be entitled to tail coverage under such policy (to apply following a Change in Control) on the same terms as provided by any written Company policy in effect on the Effective Date.

(d) Indemnification Agreement. The Executive and the Company expressly acknowledge and agree that, notwithstanding any provision or statement to the contrary contained in this Agreement, the Indemnification Agreement between the Company and the Executive dated July 12, 2005, shall remain in full force and effect and continue to be binding upon Executive and the Company in accordance with its terms.

7. Source of Payments.

All payments provided for in paragraphs 3, 4, 5 and 6 shall be paid in cash from the general funds of the Company; provided, however, that such payments shall be reduced by the amount of any payments made to the Executive or his dependents, beneficiaries or estate from any trust or special or separate fund established or utilized by the Company or any Affiliate to assure such payments. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company such right shall be no greater than the right of an unsecured creditor of the Company.

8. Tax Withholding.

The Company may withhold from any payments made under this Agreement all federal, state or other taxes, including excise taxes, as shall be required pursuant to any law or governmental regulation or ruling.

9. Waiver and Releases.

In consideration of the covenants under this Agreement, including, but not limited to, paragraphs 3, 4, 5 and 6, and as a condition precedent to receiving any payments under this Agreement, the Executive agrees to execute on or after the date his employment is terminated as described in paragraphs 3 and 4, a Release of Claims and Covenant Not To Sue and Confidentiality, Non-Solicitation and Non-Competition Agreement substantially in the form of Exhibit A and Exhibit B, respectively, attached hereto and by this reference made a part hereof.

10. Entire Understanding.

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior severance or retention agreement or plan, including, without limitation, the Retention Agreement, between the Company and the Executive.

11. Severability.

If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

12. Consolidation, Merger, or Sale of Assets.

If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another corporation, limited liability company, limited partnership, or other entity, this Agreement shall continue in full force and effect.

13. Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class with return receipt as follows:

(a)	to Material Sciences Corporation:

Material Sciences Corporation

2200 East Pratt Blvd.

Elk Grove Village, IL 60007

Attention: Chair, Compensation Committee

(b)	to the Executive:

the Executive’s most recent home address on file with the Company or to such other address as either party shall have previously specified in writing to the other.

14. No Attachment.

Except as required by law and as expressly provided in this paragraph 14, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect. Notwithstanding the preceding sentence, the Executive may, by giving notice to the Company during the Executive’s lifetime, designate a beneficiary or beneficiaries to whom the severance benefits described in paragraphs 3 and 4 shall be transferred in the event of the Executive’s death. Any such designation may be revoked or changed by the Executive at any time and from time to time by similar notice. If there is no such designated beneficiary living upon the death of the Executive or if all such designated beneficiaries die prior to the receipt by the Executive of the referenced severance benefits, such severance benefits shall be transferred to the Executive’s surviving spouse or, if none, then such severance benefits will be transferred to the estate or personal representative of the Executive. If the Company, after reasonable inquiry, is unable to determine within twelve (12) months after the Executive’s death whether any designated beneficiary of the Executive did in fact survive the Executive, such beneficiary shall be conclusively presumed to have died prior to the Executive’s death.

15. Attorneys’ Fees and Other Costs.

In the event a dispute arises between the parties hereto and suit is instituted, the prevailing party or parties in such litigation shall be entitled to recover reasonable attorneys’ fees and other costs and expenses from the non-prevailing party or parties, whether incurred at the trial level or in any appellate proceeding.

16. Executive Representations.

THE EXECUTIVE REPRESENTS AND AGREES THAT: (A) HE HAS READ THIS AGREEMENT CAREFULLY; (B) HE UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS; (C) HE VOLUNTARILY CONSENTS TO EVERYTHING IN IT; (D) HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HE HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION HE HAS CHOSEN NOT TO DO SO ON HIS OWN VOLITION; AND (E) HE HAS SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE HIM WITH RESPECT TO IT.

17. Binding Agreement.

This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

18. Modification and Waiver.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

19. Termination of Prior Agreement.

Any agreement previously entered into between the Company and the Executive with respect to change in control matters is hereby terminated and no longer in effect as of the Effective Date.

20. Headings of No Effect.

The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

21. Governing Law.

This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions in effect in such State.

22. Compliance with Code Section 409A.

It is the intention of the Company and the Executive that the terms of this Agreement comply with the terms and conditions of Code Section 409A, if and to the extent that such provision shall be applicable with respect to the Agreement, and the provisions of this Agreement shall be construed and interpreted in accordance with that intention As authorized in paragraph 18 hereof, this Agreement may be amended by the Company and the Executive at any time to the extent determined by the Company to be necessary or advisable to comply with Code Section 409A or to avoid application of Code Section 409A.

23. Forum Selection and Consent to Jurisdiction.

EACH OF THE COMPANY AND THE EXECUTIVE, AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT BETWEEN OR AMONG SUCH PARTIES, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN A COURT OF THE STATE OF ILLINOIS LOCATED IN COOK COUNTY, ILLINOIS, OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS. EACH OF THE COMPANY AND THE EXECUTIVE HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS LOCATED IN COOK COUNTY, ILLINOIS, OR IN THE UNITED STATES DISTRICT FOR THE NORTHERN DISTRICT OF ILLINOIS. EACH OF THE COMPANY AND THE EXECUTIVE HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed, and the Executive has executed this Agreement, as of the Effective Date.

MATERIAL SCIENCES CORPORATION

By:	/s/ Ronald L. Stewart
RONALD L. STEWART
President and Chief Executive Officer

By:	/s/ Jeffrey J. Siemers
JEFFREY J. SIEMERS

EXHIBIT A

RELEASE OF CLAIMS

AND

COVENANT NOT TO SUE

THIS RELEASE OF CLAIMS AND COVENANT NOT TO SUE (the “Release”) is executed and delivered by                              (the “Executive”), to Material Sciences Corporation, its subsidiaries, affiliates and related entities (collectively referred to as the “Company”).

1. Separation from the Company.

By signing this Release, the Executive acknowledges that the termination of his employment with the Company will be effective on                      (the “Termination Date”). As of the Termination Date, the Executive will cease to be an employee of the Company, and the Executive will no longer be required to fulfill any of the duties and responsibilities associated with his position.

2. Severance Payment.

The Executive acknowledges and agrees that the severance payments and benefits provided to him pursuant to that certain Severance and Change in Control Agreement, effective July 1, 2005, by and between the Executive and the Company (“Severance Agreement”), represents consideration for signing this Release and is not salary, wages or benefits to which the Executive was already entitled. Such payments shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company.

3. Release and Covenant.

(a) The Executive (for himself, his heirs, assigns or executors) releases and forever discharges the Company, any of its affiliates, and its and their directors, officers, agents and employees from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature in law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, through the date this Release becomes effective and enforceable (“Claims”), of any kind, which relate in any way to the Executive’s employment with the Company or the termination of that employment. Such released Claims include, without in any way limiting the generality of the foregoing language, any and all Claims arising under (i) any exception to the employment-at-will doctrine, including any common law theory sounding in tort, contract or public policy, (ii) the provisions of the Fair Labor Standards Act, as amended, the Federal Equal Pay Act, or any state or local wage and hour law or ordinance, (iii) the National Labor Relations Act, as amended, or the Employee Retirement Income Security Act of 1974, as amended, (iv) Title VII (or any other title) of the Civil Rights Act of 1964, as amended (including all claims of sex, race, national origin and religious discrimination), the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, as amended, the Illinois Human Rights Act or the Cook County Human Rights Ordinance and (v)

any other federal, state, or local statute, law, regulation, ordinance or doctrine of common law or public policy, contract or tort law having any bearing whatsoever in the terms and conditions of employment or termination of employment. This Release shall not, however, constitute a waiver of any of the Executive’s rights under the Severance Agreement. The Executive acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of the Company, except as set forth in this Release.

(b) In signing this Release, the Executive acknowledges that he intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. The Executive expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. The Executive acknowledges and agrees that this waiver is an essential and material term of this Release and without such waiver the Company would not have provided the severance payments and benefits described in paragraph 2. The Executive further agrees that in the event the Executive brings his own Claim in which he seeks damages against the Company, or in the event he seeks to recover against the Company in any Claim brought by a governmental agency on his behalf, this Release shall serve as a complete defense to such Claims.

(c) By signing this Release, the Executive acknowledges that he:

(i) has been given at least twenty-one days after receipt of this Release within which to consider it;

(ii) has carefully read and fully understands all of the provisions of this Release;

(iii) knowingly and voluntarily agrees to all of the terms set forth in this Release;

(iv) knowingly and voluntarily agrees to be legally bound by this Release;

(v) has been advised and encouraged in writing (via this Release) to consult with an attorney or other advisor prior to signing this Release; and

(vi) understands that this Release shall not become effective and enforceable until the eighth day following execution of this Release, and that at any time prior to the effective day that the Executive can revoke this Release.

4. Additional Agreement.

The Executive also agrees not to disparage the Company, or its past and present investors, officers, directors or employees and to keep all confidential and proprietary information about the past or present business affairs of the Company confidential unless a prior written release from the Company is obtained or disclosure is permitted under the terms of the Confidentiality, Non-Solicitation and Non-Competition Agreement executed by the Executive pursuant to the Severance Agreement.

5. No Admissions.

This Release shall not be construed as an admission of any wrongdoing either by the Company, its affiliates, or its and their directors, officers, agents and employees.

6. No Assignment of Claims.

The Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim which the Executive may have against the Company. The Executive agrees to indemnify and hold the Company harmless from any liability, claims, demands, damages, cost, expenses and attorney’s fees incurred as a result of any person asserting such assignment or transfer of any rights or claims under any such assignment or transfer. It is the intention of the Executive and the Company that this indemnity does not require payment as a condition precedent to recovery by the Company from the Executive under this indemnity.

7. Modification and Waiver.

This Release may not be modified or amended except by an instrument in writing signed by the Executive and the Company. No term or condition of this Release shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Release except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8. Governing Law.

To the extent not governed by federal law, this Release and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Illinois without giving effect to the choice of law provisions in effect in such State. Whenever possible, each provision of this Release shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Release.

IN WITNESS WHEREOF, the Executive has executed this Release and delivered it to the Company on                             .

By:

EXHIBIT B

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION

AGREEMENT

THIS CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT (the “Agreement”), effective as of                             , by and between Material Sciences Corporation, including any of its subsidiaries, affiliates and related entities (collectively referred to as the “Company”), and                              (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive have entered into a Severance and Change in Control Agreement effective as of July 1, 2005 (the “Severance Agreement”) under which the Company has covenanted to provide the Executive with certain payments and benefits in the event that the Executive’s employment with the Company is terminated under the circumstances described therein; and

WHEREAS, in consideration of the Company’s covenants under the Severance Agreement, and as a condition precedent to the Executive receiving any payments or benefits under the Severance Agreement, the Executive has agreed to execute on or after the date of his termination of employment as described in paragraphs 3 or 4 of the Severance Agreement, a confidentiality, non-solicitation and non-competition agreement.

NOW, THEREFORE, as a condition precedent, and in consideration of the covenants by the Company to provide the Executive with the payments and benefits under the Severance Agreement, the Executive hereby agrees as follows:

1. Confidential Information; Acknowledgement of Legitimate Business Interest of the Company.

The Executive expressly recognizes and acknowledges that during his employment with the Company, he became entrusted with, had access to, or gained possession of confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company that is not readily available to competitors, outside third parties and/or the public, including without limitation, information about (i) current or prospective customers and/or suppliers, (ii) employees, research, goodwill, production, and prices, (iii) business methods, processes, know-how, ideas, techniques, theories, discoveries, formulas, plans, charts, designs, drawings, practices and procedures; (iv) computer software and technology development, (v) current or prospective business opportunities, plans, proposals and strategies, including acquisition, merger and/or divestiture strategies and (vi) other proprietary information created or obtained by Executive during the course of his employment with the Company (collectively or with respect to any of the foregoing, the “Confidential Information”). The Executive further recognizes and acknowledges that the Confidential Information is the sole and exclusive property of the Company and that the Company has a legitimate interest in protecting its Confidential Information.

2. Non-Disclosure of Confidential Information.

The Executive agrees that following his termination of employment, he shall keep and retain in confidence all Confidential Information and will not, without the consent of the Company, disclose or divulge any Confidential Information obtained during his employment with the Company to any third party for so long as the Confidential Information is valuable and unique, or until either the Company has either itself released the Confidential Information into the public domain or the Confidential Information has clearly become publicly available by means other than the Company or the Executive. No individual piece of Confidential Information shall be deemed to have become publicly available merely because other pieces of Confidential Information shall have become publicly available, and no individual piece of Confidential Information shall be deemed to have become publicly available unless all of its substantive provisions shall have become publicly available. This paragraph 2 shall not prevent the Executive from using general skills and experience developed in positions with the Company or other employers, or from accepting a position of employment with another company, firm, or other organization, provided that such position does not require divulgence or use of the Confidential Information.

3. Cooperation with the Company.

If the Executive receives a subpoena or other judicial or administrative process demanding that he disclose Confidential Information (“Subpoena”), the Executive agrees that he will promptly notify the Company and cooperate fully with the Company if the Company elects to challenge or otherwise resist disclosure of the Confidential Information sought by the Subpoena. Any such challenge or resistance by the Company shall be at the Company’s own expense. Should the Executive promptly notify the Company of the receipt of a Subpoena and the Company declines or fails to challenge or resist the Subpoena, or if after intervention by the Company in the judicial or administrative process, the Company is unsuccessful in quashing or opposing the disclosure, the Executive may produce the Confidential Information or respond to the Subpoena as he deems appropriate.

4. Return of Property.

The Executive understands and agrees that all business information, files, research, records, memoranda, books, lists and other documents and tangible materials, including computer disks, and other hardware and software that he receives during employment (including, without limitation, his Company-issued cellular telephone), whether confidential or not, are the property of the Company and that, immediately upon the termination of the Executive’s employment, he will promptly deliver to the Company all such materials, including copies thereof, in his possession or under his control.

5. Non-Solicitation.

The Executive covenants and agrees that during the term of his employment with the Company and for a period commencing on the date of the Executive’s termination of employment with the Company and ending on the date that is two (2) years from such employment termination date, the Executive shall not, directly or indirectly, solicit, induce, influence, or attempt to induce any employee of the Company to terminate his employment with, or compete against the Company or any present or future affiliates of the Company. In particular, and without limiting the foregoing, the Executive agrees that during the term of his employment with the Company and during the two (2) year period commencing on the Executive’s employment termination date with the Company, the Executive shall not directly or indirectly attempt to hire any other employee of the Company or otherwise encourage any other employee to leave the employ of the Company, or (ii) advise or recommend to any other person that they employ or solicit for employment, any employee of the Company.

6. Non-Competition.

Executive covenants and agrees that Executive shall not anywhere in North America (including, without limitation, the United States, Canada and Mexico), during the term of his employment with the Company and during either the “CIC Coverage Period” or the “Non-CIC Coverage Period” (as such terms are defined in the Severance Agreement), as the case may be, directly or indirectly (i) assist, provide services to or work for, whether as an officer, employee, consultant or advisor, any entity or Person engaged in the coil coating and laminating industry, or (ii) otherwise participate in the coil coating and laminating industry. This covenant does not prohibit the mere ownership of less than three percent (3%) of the outstanding stock of any publicly-traded corporation as long as the Executive is not otherwise in violation of this Agreement.

7. Remedies.

(a) Executive Acknowledgements. The Executive acknowledges (i) that the covenants contained in this Agreement, including, without limitation, the time and geographic limits (collectively, the “Restrictive Covenants”), are reasonable and appropriate and that the Executive will not claim to the contrary in any action brought by the Company to enforce any of such provisions and (ii) that should the Executive violate any of the Restrictive Covenants, it will be difficult to determine the resulting damages to the Company and, in addition to any other remedies the Company may have, (A) the Company shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage; and (B) the Company shall have the right to offset against its obligation to make any payments to the Executive under the Severance Agreement or otherwise to the extent of any money damages incurred or suffered by the Company. The Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.

(b) Intent. It is the parties’ intent that each of the Restrictive Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Restrictive Covenants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if a court should determine any of the Restrictive Covenants are unenforceable because of over-breadth, then the court shall modify said covenant so as to make it reasonable and enforceable under the prevailing circumstances.

(c) Tolling. In the event of any breach by the Executive of any Restrictive Covenant, the running of the period of restriction shall be automatically tolled and suspended for the duration of such breach, and shall automatically recommence when such breach is remedied in order that the Company shall receive the full benefit of the Executive’s compliance with each of the Restrictive Covenants.

(d) Independent Enforcement. Executive agrees that the Restrictive Covenants shall be enforced independently of any other obligations between the Company, on the one hand, and the Executive, on the other, and that the existence of any other claim or defense shall not affect the enforceability of the Restrictive Covenants or the remedies provided herein. The Restrictive Covenants shall be in addition to and shall not replace any other restrictive covenant agreement that the Executive may currently have (or hereafter enter into) with the Company.

8. Assignment.

This Agreement is not assignable, in whole or in part, and shall not be assigned, by the Executive; and any purported assignment by the Executive shall be considered null and void. This Agreement is assignable and may be so assigned by the Company; and this Agreement shall inure to the benefit of, and shall be binding upon, any and all successors and assigns of the Company.

9. Entire Understanding.

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof.

10. Severability.

If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

11. Consolidation, Merger, or Sale of Assets.

If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another corporation, limited liability company, limited partnership or other entity, this Agreement shall continue in full force and effect.

12. Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class with return receipt as follows:

(a) to the Company:

Material Sciences Corporation

220 E. Pratt Blvd.

Elk Grove Village, IL 60007

Attention: Chief Financial Officer

(b) to the Executive:

the Executive’s most recent home address on file with the Company or to such other address as either party shall have previously specified in writing to the other.

13. Binding Agreement.

This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

14. Modification and Waiver.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

15. Headings of No Effect.

The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

16. Governing Law.

This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions in effect in such State.

IN WITNESS WHEREOF, The Company, on behalf of itself and its subsidiaries, affiliates and related entities, has caused this Agreement to be executed, and the Executive has executed this Agreement, as of the effective date written above.

By:
MATERIAL SCIENCES CORPORATION

By:
EXECUTIVE